Exhibit 99

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Board of Directors Approves Mid-Year Common Stock Dividend Increase of 6.6 Percent

Racine, WI, October 20, 2004 -- Modine Manufacturing Company (NYSE: MOD), a world leader in thermal management, announced today that its Board of Directors has approved a 6.6 percent increase in the Company's annual common stock dividend rate to 65 cents per share from 61 cents per share.

The dividend will be payable quarterly at 16.25 cents per share, with the next payment date on December 2, 2004 to shareholders of record as of the close of business on November 19, 2004.

"Our expectation for continued earnings growth and solid cash flow generation enables us to provide this interim dividend increase in the middle of our fiscal year," said David Rayburn, Modine's President and Chief Executive Officer. "This dividend hike follows 11 percent and 10 percent increases in May of 2004 and May of 2003 and reinforces our confidence in the Company's future performance and direction and our strong balance sheet."

"In our efforts to deliver the best possible return to our shareholders," Rayburn added, "we will continue to focus on dividends as a key component through the maintenance of a strong earnings payout ratio."

Modine, with fiscal 2004 revenues of $1.2 billion, specializes in thermal management systems and components, bringing heating and cooling technology and solutions to diversified global markets. The Company's products are used in light, medium, and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Modine employs more than 8,500 people worldwide at 35 facilities. More information about Modine can be found at www.modine.com.

This news release may contain statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company's 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Modine does not assume any obligation to update any of these forward-looking statements.